Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-169323) pertaining to the Geovic Mining Corp. 2010 Stock Award Plan,

(2)	Registration Statement (Form S-8 No. 333-153078) pertaining to the Geovic Mining Corp. Second Amended and Restated Stock Option Plan,

(3)	Registration Statement (Form S-8 No. 333-148843) pertaining to the Geovic Mining Corp. Amended and Restated Stock Option Plan (May 7, 2007), and

(4)	Registration Statement (Form S-8 No. 333-145676) pertaining to the Employee Benefit Plans of Geovic Mining Corp.;

of our report dated March 26, 2014 with respect to the 2013 consolidated financial statements of Geovic Mining Corp. (an exploration stage company) included in this Annual Report (Form 10-K) of Geovic Mining Corp. for the year ended December 31, 2013.

/s/ Haynie & Company LLP

Littleton, Colorado

March 26, 2014